Exhibit 5

J. M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwlkr85@gmail.com

Telephone: 303-850-7637                         Facsimile: 303-482-2731

May 24, 2012

US Parts Online Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to US Parts Online Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 8,000,000 common shares to be sold by US Parts Online Inc.

Based upon the foregoing, and assuming that the common shares will be issued in accordance with the plan of distribution as described in the registration statement and that US Parts Online Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares may be sold, I am of the opinion that the 8,000,000 common shares will, when sold, be validly issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada Revised Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By:

/s/ Jody M. Walker

Jody M. Walker, Attorney At Law